EXHIBIT 99.2

BLONDER                                                      One Jake Brown Road
TONGUE                                                 Old Bridge, NJ 08857-1000
LABORATORIES, INC.                             (732) 679-4000 Fax (732) 679-4353
[LOGO]                                                     www.blondertongue.com


FOR IMMEDIATE RELEASE:
----------------------
                                CONTACT:    JAMES A. LUKSCH
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                            (732) 679-4000

                BLONDER TONGUE REPORTS 2003 FIRST QUARTER RESULTS

OLD BRIDGE, NEW JERSEY, MAY 15, 2003 - Blonder Tongue Laboratories,  Inc. (AMEX:
"BDR") today announced its sales and earnings for the first quarter ended March 31, 2003.

Net sales for the first quarter 2003 decreased 21% to $8,602,000 from $10,890,000 for the first quarter 2002. The decrease in sales is primarily attributed to a decrease in capital spending by cable system operators and weak overall economic conditions. As a result, the Company experienced lower interdiction and digital product sales. Net sales included approximately
$775,000 and $1,336,000 of interdiction and digital equipment for the first three months of 2003 compared to approximately $1,014,000 and $2,139,000 for the first three months of 2002. The Company's net loss was $758,000 for the first three months of 2003 compared to $6,703,000 for the same period in the prior year. Diluted loss per share for the first three months of 2003 was $0.10, compared to $0.88 for the same period in the prior year.

As a result of a change in accounting rules, the Company recorded a one-time non-cash charge of $6,886,000 in the first quarter of 2002, to comply with new accounting principles concerning the accounting treatment of goodwill.

Commenting on the first quarter 2003 results, James A. Luksch, Chairman, Chief Executive Officer said, "It is very difficult to find anything positive in our first quarter performance. Blonder Tongue has consistently been profitable and we intend for this past quarter's loss to be our last. The market for Blonder Tongue products was adversely affected by the demise of WSNET and financial difficulties at many private and franchised cable companies, all of which resulted in decreased capital expenditures affecting most product groups of the Company. The good news is that the first quarter, traditionally our weakest quarter, is now over. Through our new initiatives and operational cost cutting, we expect growth trends to resume throughout the remaining three quarters of this year. We are reaffirming our previously released guidance for sales and earnings per share for 2003 of $52 million in sales and $0.21 earnings per share."

Robert J. Palle Jr., President added, "In addition to general economic conditions starting to improve, the majority of business uncertainties affecting cable and satellite providers have been removed. The AT&T/Comcast merger is completed. The independence of DirecTV and Echostar is firmly established. Merger and acquisition activity has settled down. There has been a noticeable increase in the level of interest by all satellite and cable service providers in our products, with particularly strong interest in our high speed data and primary line telephone products. The activity level of quotations is larger than we have experienced in 2 years and I feel confident that a business rebound is underway."

In response to first quarter performance, the Company has developed and commenced implementation of a series of additional operating expense reductions. Specifically, the Company has taken additional headcount reductions, and is rationalizing virtually all expense categories to the reduced level of sales. Jim Luksch, CEO and Bob Palle, President, have volunteered to accept a temporary 10% reduction in their annual compensation, effective immediately, which will continue until business returns to profitable levels. The aggregate impact of all of these cost containment measures will reduce operating expenses of the Company by approximately 10%.

Blonder Tongue Laboratories is a designer, manufacturer, and supplier of a comprehensive line of electronics and systems equipment for the franchised and private cable television industries. Founded in 1950, Blonder Tongue offers a comprehensive product line and has grown to be one of the leaders in cable television equipment manufacturing. For more information regarding Blonder
Tongue or its products, please visit the Company's Internet site at www.blondertongue.com or contact the Company directly at (732) 679-4000.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2002 (See Item 1: Business and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words "believe", "expect", "anticipate", "project", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

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

                        BLONDER TONGUE LABORATORIES, INC.
                    CONSOLIDATED SUMMARY OF OPERATING RESULTS
                      (in thousands, except per-share data)
                                   (unaudited)


                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                               --------------------------------
                                                   2003              2002
                                               --------------------------------

Net Sales                                           $8,602           $10,890
Gross Profit                                         2,159             3,316
Earnings (loss) from operations                       (951)              504
Net loss                                              (758)           (6,703)
Net loss  per share:
   Basic                                            ($0.10)           ($0.88)
   Diluted                                          ($0.10)           ($0.88)
Weighted average shares outstanding:
   Basic                                             7,539             7,613
   Diluted                                           7,539             7,613



                       CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (in thousands)


                                             MARCH 31, 2003    DECEMBER 31, 2002
                                             --------------    -----------------
                                               (unaudited)

Current assets                                    $33,938            $34,774
Property, plant, and equipment, net                 6,869              6,831
Total assets                                       51,154             52,002
Current liabilities                                 4,943              4,457
Long-term liabilities                              13,771             14,278
Stockholders' equity                               32,440             33,267

Total liabilities and stockholders' equity        $51,154            $52,002



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